UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d)

OF THE SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): May 25, 2021

VALLEY NATIONAL BANCORP

(Exact Name of Registrant as Specified in Charter)

New Jersey	1-11277	22-2477875
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

One Penn Plaza, New York, New York	10119
(Address of Principal Executive Offices)	(Zip Code)

(973) 305-8800
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, no par value	VLY	Nasdaq Global Select Market
Non-Cumulative Perpetual Preferred Stock, Series A, no par value	VLYPP	Nasdaq Global Select Market
Non-Cumulative Perpetual Preferred Stock, Series B, no par value	VLYPO	Nasdaq Global Select Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 1.01	Entry into a Material Definitive Agreement.

On May 25, 2021, Valley National Bancorp (the “Company”) and Valley National Bank (the “Bank) entered into an underwriting agreement (the “Underwriting Agreement”) with Piper Sandler & Co. and BofA Securities, Inc., as representatives of the underwriters named therein (the “Underwriters”) pursuant to which, subject to the satisfaction of the conditions set forth therein, the Company agreed to sell, and the Underwriters agreed to purchase, $300,000,000 aggregate principal amount of the Company’s 3.00% Fixed-to-Floating Rate Subordinated Notes due 2031 (the “Notes”). The Company estimates that the net proceeds of the offering of the Notes were approximately $296.1 million, after deducting the underwriting discounts and estimated expenses of the offering.

The Notes were sold pursuant to shelf registration statement on Form S-3 (File No. 333-254696) (the “Registration Statement”), which was filed with the Securities and Exchange Commission (the “SEC”) on March 25, 2021, and became automatically effective on March 25, 2021. A preliminary prospectus supplement, dated May 25, 2021, relating to the Notes was filed with the SEC pursuant to Rule 424(b) under the Securities Act and a final prospectus supplement, dated May 25, 2021, relating to the Notes was filed with the SEC pursuant to Rule 424(b) under the Securities Act.

The Company made certain customary representations, warranties and covenants in the Underwriting Agreement. Pursuant to the Underwriting Agreement, the Company agreed to indemnify the Underwriters against certain liabilities, including liabilities related to the Registration Statement, the preliminary prospectus supplement, the final prospectus supplement and any free writing prospectus used by the Company.

The Notes were issued pursuant to an indenture, dated May 28, 2021 (the “Base Indenture”), between the Company and U.S. Bank National Association, as trustee (the “Trustee”), as supplemented by the first supplemental indenture thereto, dated May 28, 2021 (the “Supplemental Indenture” and, together with the Base Indenture, the “Indenture”), between the Company and the Trustee.

The Notes are the Company’s unsecured, subordinated obligations. Unless earlier redeemed, the Notes will mature on June 15, 2031. From and including the date of issuance to, but excluding June 15, 2026 or any earlier redemption date, the Notes will bear interest at a fixed annual interest rate equal to 3.00%, payable semi-annually in arrears on each June 15 and December 15, commencing on December 15, 2021. From and including June 15, 2026 to, but excluding, the maturity date or the date of earlier redemption, the interest rate will reset quarterly to an annual interest rate equal to the three-month SOFR plus a spread of 236 basis points (2.36%), payable quarterly in arrears on each March 15, June 15, September 15 and December 15, beginning on September 15, 2026.

The Notes are unsecured and shall rank subordinate and junior, to the extent and in the manner set forth in the Indenture, in right of payment and upon liquidation of all the Company’s obligations to the holders of senior debt of the Company. The Notes shall rank equally among themselves and with all of the Company’s other subordinated unsecured indebtedness that, in the instrument creating or evidencing the same or pursuant to which the same is outstanding, provides that such obligations are not superior in right of payment to the Notes or to other indebtedness that is pari passu with, or is not subordinate to, the Notes. It is intended that the Notes be and are Tier 2 capital or the equivalent, for all regulatory purposes.

The Notes may be redeemed at the Company’s option under certain circumstances, as described in the Indenture.

The foregoing summary of the terms of the Underwriting Agreement, the Indenture and the Notes does not purport to be complete and is subject to, and qualified in its entirety by, the full text of (i) the Underwriting Agreement, (ii) the Base Indenture, (iii) the Supplemental Indenture and (iv) the form of the Notes, each of which is attached hereto as an exhibit and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 8.01	Other Events.

On May 25, 2021, the Company issued a press release announcing the pricing of the offering of the Notes, which is filed herewith as Exhibit 99.1.

Item 9.01	Financial Statements and Exhibits.

(d)	Exhibits

1.1	Underwriting Agreement, dated as of May 25, 2021, by and among Valley National Bancorp, Valley National Bank, Piper Sandler & Co. and BofA Securities, Inc.
4.1	Base Indenture, dated May 28, 2021, by and between Valley National Bancorp and U.S. Bank National Association.
4.2	First Supplemental Indenture, dated May 28, 2021, by and between Valley National Bancorp and U.S. Bank National Association.
4.3	Form of Global Note for Valley National Bancorp’s 3.00% Fixed-to-Floating Subordinated Notes due 2031 (included in Exhibit 4.2).
5.1	Opinion of Covington & Burling, LLP.
5.2	Opinion of Ronald H. Janis, Esq.
23.1	Consent of Covington & Burling LLP (included in Exhibit 5.1).
23.2	Consent of Ronald H. Janis (included in Exhibit 5.2).
99.1	Press Release, dated May 25, 2021.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document).

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: May 28, 2021		VALLEY NATIONAL BANCORP

	By:	/s/ Ronald H. Janis
Ronald H. Janis
Senior Executive Vice President and General Counsel